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                      September 19, 2022

       Charles Bracher
       Chief Financial Officer
       Grocery Outlet Holding Corp.
       5650 Hollis Street
       Emeryville, California 94608

                                                        Re: Grocery Outlet
Holding Corp.
                                                            Form 10-K for the
Fiscal Year Ended January 1, 2022
                                                            Filed March 2, 2022
                                                            File No. 001-38950

       Dear Mr. Bracher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services